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                                                                    EXHIBIT 99.1

                         ASSISTED LIVING CONCEPTS, INC.

                 REPORTS CONFIRMATION OF PLAN OF REORGANIZATION

               PORTLAND, OREGON, DECEMBER 6, 2001 - Assisted Living Concepts, Inc. (OTC BB: ALFC.OB), a national provider of assisted living services, announced today the confirmation of its First Amended Joint Plan of Reorganization by the United States Bankruptcy Court for the District of Delaware in Wilmington.

                      On October 1, 2001, Assisted Living Concepts, Inc. (the "Company") and its wholly-owned subsidiary, Carriage House Assisted Living, Inc. ("Carriage House") (collectively, the "Debtors"), filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington (the "Court").

                      On December 5, 2001, the Court held a hearing and confirmed the Debtors First Amended Joint Plan of Reorganization of the Company and Carriage House Dated as of October 30, 2001 (the "Plan").

                      Pursuant to the terms of the Plan, on the date the Company emerges from bankruptcy proceedings (which is expected to be January 1, 2002, the "Effective Date"): (1) the Company's two series of convertible subordinated debentures (collectively, the "Debentures") and certain other unsecured debt of the Company will be exchanged for (a) $40.25 million aggregate principal amount of seven-year secured notes (the "New Senior Secured Notes"), bearing interest at 10% per annum, payable semi-annually in arrears, (b) $15.25 million aggregate principal amount of ten-year secured notes (the "New Junior Secured Notes" and collectively with the New Senior Secured Notes, the "New Notes"), bearing interest payable in additional New Junior Secured Notes for three years at 8% per annum and thereafter payable in cash at 12% per annum payable semi-annually in arrears, and (c) 96% of the new common stock of the reorganized Company; and
(2) existing holders of the Company's common stock will exchange their pre-Effective Date common stock for 4% of the new common stock of the reorganized Company. The date of record for existing Debenture and common stock holders is December 20, 2001. Notwithstanding the above, there is no guarantee that the Company will succeed in emerging from bankruptcy on January 1, 2002.

                      As previously announced, the Company and Carriage House entered into a debtor-in-possession line of credit facility with Heller Healthcare Finance, Inc. ("Heller") in the

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approximate principal amount of up to $4.4 million (the "DIP Facility") to supplement the Company and Carriage House's cash position in order to ensure that all on-going working capital needs were met. Concurrent with the closing of the DIP Facility, certain wholly-owned subsidiaries of the Company entered into an amendment of the existing Heller facility (the "Existing Facility") which the Company guaranteed, extending the maturity date of the Existing Facility to be coterminous with the DIP Facility, among other things. Pursuant to the Plan, the DIP Facility will be refinanced through an amendment of the Existing Facility in connection with the exit from bankruptcy (the "Exit Facility"). The principal amount of the Exit Facility will not exceed $44.0 million and will mature 36 months from the date on which the Company exits from bankruptcy. Principal will be payable monthly in a monthly amount of $50,000 during the first year, $65,000 during the second year and $80,000 during the last year of the Exit Facility term. Interest will accrue on a floating basis at a rate equal to the 90-Day LIBOR rate plus 4.5% adjusted monthly (with the rate not to be less than 8%), and payable monthly in arrears. The Company will remain liable for the entire amount of the Exit Facility as a guarantor.

                      As previously announced, on October 26, 2001, the Company's common stock and Debentures were delisted and ceased trading on the American Stock Exchange. The Company's common stock is currently listed and traded on the over-the-counter bulletin board and the Company will seek to have its new common stock quoted there as well. Historically, the bulletin board has been a less developed market providing lower trading volume than the national securities exchanges and NASDAQ. However, there is no guarantee that the Company will succeed in having its new common stock quoted on the bulletin board.

               This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including, but not limited to, the Company's ability to emerge from bankruptcy and complete the restructuring in a timely fashion or by January 1, 2002, the Company's ability to have its new common stock quoted on the over-the-counter bulletin board, and other risks and uncertainties contained in the Company's filings with the Securities Exchange Commission. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

               CONTACT INFORMATION:

               Wm. James Nicol, Chairman, President and Chief Executive Officer
               (503) 252-6233

               Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
               (503) 408-5293